Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”), entered into this 14th day of April 2014, is by, between, and among BALIUS CORP., a Nevada corporation (hereinafter the “Purchaser”), VITALIY GLADKY, the sole officer and director and principal shareholder of the Purchaser (hereinafter “Gladky”), APPTIGO INC., a Nevada corporation (hereinafter the “Private Company”), the common shareholders of the Private Company whose names and signatures are set forth upon the signature page of this Agreement (hereinafter the “Common Shareholders”), and THE VANTAGE GROUP LTD., a Delaware corporation (hereinafter the “Preferred Shareholder”).

RECITALS:

WHEREAS, the Purchaser wishes to acquire, and the Common Shareholders and the Preferred Shareholder are willing to sell, all of the outstanding common and preferred stock of the Private Company in exchange solely for a part of the voting stock of the Purchaser whereby the Common and Preferred Shareholders would acquire a controlling interest of the Purchaser (the “Exchange Transaction”); and

WHEREAS, the parties hereto intend to qualify such transaction as a tax-free exchange pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, based upon the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived here from, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Purchaser, Gladky, the Private Company, the Common Shareholders, and the Preferred Shareholder approve and adopt this Agreement and Plan of Reorganization and mutually covenant and agree with each other as follows:

1.          Exchange Transaction.

1.1.   Transfer of Private Company Shares. On the Closing Date the Common Shareholders and the Preferred Shareholder shall transfer to the Purchaser certificates for the number of shares of the common and preferred stock of the Private Company described in Schedule A, attached hereto and incorporated herein, which in the aggregate shall represent all of the issued and outstanding shares of the common and preferred stock of the Private Company.

1.2.   Issuance of Purchaser Shares. In exchange for the transfer of the common and preferred stock of the Private Company pursuant to subsection 1.1. hereof, the Purchaser shall on the Closing Date and contemporaneously with such transfer of the common and preferred stock of the Private Company to it by the Common Shareholders and the Preferred Shareholder issue and deliver to such parties the number of shares of common and preferred stock of the Purchaser specified on Schedule A hereof.

1.3.   Private Offering Shares. Also on the Closing Date, the Purchaser shall issue up to 1,000,000 shares of its common stock to private accredited investors in consideration for $0.50 per share to be paid at Closing, to the persons, in the amounts, and for the consideration set forth in Schedule B. Subscription agreements representing the purchase of such common shares shall be delivered by the Private Company at Closing (the “Subscription Agreements”).

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1.4.   Cancellation of Outstanding Shares. On the Closing Date, Gladky shall tender for cancellation 10,000,000 shares of common stock of the Purchaser and Purchaser shall deliver consideration for such shares in the amount of $10.00.

1.5.   Articles of Exchange. Upon the terms and subject to the conditions hereof, as soon as practicable after the satisfaction or waiver of the conditions set forth in Sections 8 and 9 of this Agreement, Articles of Exchange (the “Articles of Exchange”) shall be filed with the Nevada Secretary of State in accordance with NRS Section 92A.200. The time of filing of the Articles of Exchange shall be the “Effective Time”, and the date of such filing shall be the “Effective Date”.

1.6.   Change of Management. Upon and as a condition of Closing of this Agreement effective as of completion of the Closing, Casey Cordes and David Steinberg shall be appointed as directors of the Purchaser and the resignation of Vitaliy Gladky as a director and officer of the Purchaser will be effective. Prior to Closing Gladky shall tender his resignation as a director and officer of the Purchaser and Messrs. Cordes and Steinberg shall furnish their written acceptance to serve as directors of the Purchaser, each to be effective only upon the Closing of the Exchange Transaction. Also prior to Closing, the Private Company shall furnish to management of the Purchaser such background information on Messrs. Cordes and Steinberg as shall be reasonably requested to evidence their qualifications to serve as directors of Purchaser. The Private Company reserves the right to terminate this Agreement if Messrs. Cordes and Steinberg are not appointed as set forth above.

1.7.   Amended and Restated Articles of Incorporation and Certificate of Designations. In connection with the Closing the Purchaser shall file Amended and Restated Articles of Incorporation in form as set forth in Exhibit A (the “Amended and Restated Articles”) and the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock in form as set forth in Exhibit B (the “Certificate of Designations”).

2.          Closing.

2.1   Time and Place. The Closing of this transaction (“Closing”) shall take place at 1656 West Reunion Avenue, Suite 250, South Jordan, Utah, at 10:00 am, MDT, on April 15, 2014, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the “Closing Date.” If a party hereto is not in attendance at the Closing, Closing may be held by conference call and delivery of signed agreements shall be forwarded via Federal Express to the address set forth in this Agreement or such other address that the party has provided to counsel for the Private Company.

2.2   Documents To Be Delivered by the Private Company and the Shareholders. At the Closing the Private Company, the Common Shareholders, and the Preferred Shareholder shall deliver to the Purchaser and Gladky, as applicable, the following documents:

a. Resolutions of the Board of Directors and the shareholders of the Private Company approving and authorizing the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, including the Exchange Transaction;

b. Duly cancelled stock certificate representing all of the outstanding common and preferred shares of the Private Company in compliance with Section 1.1 hereof;

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c. Executed copies of the Subscription Agreements representing the shares to be issued pursuant to Section 1.3 hereof;

d. The Articles Exchange duly executed by the Private Company pursuant to Section 1.5 hereof;

e. Acceptance forms executed by Messrs. Cordes and Steinberg accepting appointment as directors of the Purchaser as provided in Section 1.6 hereof;

f. The certificate required pursuant to subsection 8.3 hereof; and

g. Such other documents of transfer, certificates of authority, and other documents as the Purchaser or Gladky may reasonably request.

2.3  Documents To Be Delivered by the Purchaser. At the Closing the Purchaser shall deliver to the Private Company, the Common Shareholders, and the Preferred Shareholder, as applicable, the following documents:

a. Resolutions of the Board of Directors and the shareholders of Purchaser approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the appointment of new directors, filing of the Amended and Restated Articles and the Certificate of Designations, cancellation of the common shares, and the issuance of the shares of common and preferred stock as provided herein;

b. Duly executed irrevocable instructions to the Purchaser’s transfer agent authorizing issuance of the common shares as provided in Sections 1.2 and 1.3 and the cancellation of the shares as provided in Section 1.4 above;

c. The resignation of Gladky as director and officer of Purchaser duly executed by Gladky;

d. Duly executed copies, with proof of filing, of the Amended and Restated Articles and the Certificate of Designations as provided in Section 1.7 hereof;

e. The Articles Exchange duly executed by the Purchaser pursuant to Section 1.5 hereof;

f. Evidence of cancellation of the Grazing Lease and the land use agreement pursuant to Section 6.7 hereof;

g. The certificate required pursuant to subsection 9.3 hereof;

h. Accounting records necessary for the preparation of the quarterly report on Form 10-Q for the quarter ended March 31, 2014; and

i. Such other documents of transfer, certificates of authority, and other documents as the Private Company, the Common Shareholders, or the Preferred Shareholder may reasonably request.

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3.          Representations and Warranties of the Shareholders. Each of the Common Shareholders and the Preferred Shareholder, for himself or itself, and not for any other party, represents and warrants to the Purchaser and Gladky as set forth below. These representations and warranties are made as an inducement for the Purchaser and Gladky to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Purchaser and Gladky would not be parties hereto.

3.1.  Ownership of Stock.

a. Each of the Common Shareholders and the Preferred Shareholder is the record and beneficial owner and holder of the number of fully paid and nonassessable shares of the common or preferred stock, as applicable, of the Private Company listed in Schedule A hereto as of the date hereof and will continue to own such shares of stock of the Private Company until the delivery thereof to the Purchaser on the Closing Date and all such shares of common and preferred stock , as applicable, are or will be on the Closing Date owned free and clear of all liens, encumbrances, charges and assessments of every nature and subject to no restrictions with respect to transferability. Each of the Common Shareholders and the Preferred Shareholder currently has, and will have at Closing, full power and authority to dispose, assign, and transfer his or its shares of the Private Company in accordance with the terms hereof. Each of the Common Shareholders and the Preferred Shareholder currently has, and will have at Closing, full power and authority to vote his or its shares of the Private Company, without restriction of any kind.

b.  Except for this Agreement, there are no outstanding options, contracts, calls, commitments, agreements or demands of any character relating to the common or preferred stock of the Private Company listed in Schedule A and owned by each of the Common Shareholders and the Preferred Shareholder, as applicable.

3.2.  Performance of This Agreement. Each of the Common Shareholders and the Preferred Shareholder has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by such parties of this Agreement have been duly and validly approved and authorized by the parties, and no other actions or proceedings on the part of the Common Shareholders or the Preferred Shareholder are necessary to authorize this Agreement and the transactions contemplated hereby. The Common Shareholders and the Preferred Shareholder have duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Common Shareholders and the Preferred Shareholder, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3.  Accuracy of All Statements Made by the Shareholders. No representation or warranty by the Common Shareholders or the Preferred Shareholder in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of such persons pursuant to this Agreement, nor any document or certificate delivered to the Purchaser or Gladky by the Common Shareholders or the Preferred Shareholder pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

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4.          Representations and Warranties of the Private Company. The Private Company represents and warrants to the Purchaser and Gladky as set forth below. These representations and warranties are made as an inducement for the Purchaser and Gladky to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Purchaser and Gladky would not be parties hereto.

4.1.  Organization and Authority. The Private Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement. The Private Company is duly qualified to conduct business and is in good standing as a foreign entity in the State of Florida and in each other jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in or cause a material adverse effect. The Private Company does not have any subsidiaries or own any interest in any other entity.

4.2.  Capitalization. As of the date of the Closing, the Private Company will have a total of no more than 150,000 shares of common stock and no more than 145,000 shares of Series A Convertible Preferred Stock issued and outstanding, all of which are owned by the Common Shareholders and the Preferred Shareholder, respectively. All of the shares will have been duly authorized and validly issued and will be fully paid and nonassessable. Except as provided in this Agreement, there are no options, warrants, debentures, conversion privileges, or other rights, agreements, or commitments obligating the Private Company to issue or to transfer from treasury any additional shares of capital stock of any class. Schedule A accurately sets forth all of the shareholders of record of the Private Company and the number of shares held of record by each Shareholder.

4.3.  Performance of This Agreement. The Private Company has full power and authority to enter into this Agreement and the Articles of Exchange, as applicable, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Private Company of this Agreement has been duly and validly approved and authorized by the Private Company, and no other actions or proceedings on the part of the Private Company are necessary to authorize this Agreement, the Articles of Exchange and the transactions contemplated hereby and thereby. The Private Company has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Private Company, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and performance of this Agreement and the transfer of stock contemplated hereby have been authorized by the board of directors of the Private Company.

4.4.  Financials. True copies of the financial statements of the Private Company for the years ended December 31, 2013 and 2012 have been furnished to the Purchaser and Gladky. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of the Private Company as of December 31, 2013, and the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis.

4.5.  Liabilities. There are no material liabilities of the Private Company, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of the Private Company, its agents or servants occurring prior to December 31, 2013, which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of the Private Company.

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4.6.  Absence of Certain Changes or Events. Except as set forth in this Agreement, since December 31, 2013, there has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of the Private Company, or (ii) any damage, destruction, or loss to the Private Company (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of the Private Company.

4.7.  Litigation. To the best knowledge and reasonable belief of the Private Company, there are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving the Private Company or its assets, properties, or business, nor does the Private Company know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of the Private Company or as to which any of the Common Shareholders or Preferred Shareholder is a party adverse to the Private Company or has a material interest adverse to the Private Company.

4.8.  Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by the Private Company, and there are no unpaid taxes which are, or could become a lien on the properties and assets of the Private Company, except as provided for in the financial statements of the Private Company, or have been incurred in the normal course of business of the Private Company since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued. There are no disputes as to taxes of any nature payable by the Private Company.

4.9.  Hazardous Materials. No hazardous material has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released, or disposed of on or under any real property currently or previously owned or leased by the Private Company.

4.10.  Accuracy of All Statements Made by the Private Company. No representation or warranty by the Private Company in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of such parties pursuant to this Agreement, nor any document or certificate delivered to the Purchaser or Gladky by the Private Company pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

5.          Representations and Warranties of the Purchaser and Gladky. The Purchaser and Gladky, jointly and severally, represent and warrant to the Private Company, the Common Shareholders, and the Preferred Shareholder as set forth below. These representations and warranties are made as an inducement for the Private Company, the Common Shareholders, and the Preferred Shareholder to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Private Company, Common Shareholders, and Preferred Shareholder would not be parties hereto.

5.1.  Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement. The Purchaser does not have any subsidiaries or own any interest in any other entity.

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5.2.  Capitalization. As of the date of the Closing, giving effect to the cancellation of shares pursuant to Section 1.4 hereof, the Purchaser will have a total of no more than 2,550,000 shares of common stock issued and outstanding, and no shares of preferred shares outstanding (excluding the shares to be issued pursuant to this Agreement). All of the shares will have been duly authorized and validly issued and will be fully paid and nonassessable. Except for the Purchaser’s obligations hereunder with respect to the shares to be issued or cancelled pursuant to Sections 1.2, 1.3, and 1.4 hereof, there are no options, warrants, debentures, conversion privileges, or other rights, agreements, or commitments obligating the Purchaser to issue or to transfer from treasury any additional shares of capital stock of any class. As of the Closing, the Amended and Restated Articles shall in effect and shall remain unchanged.

5.3.  Performance of this Agreement. The Purchaser has full power and authority to enter into this Agreement and the Articles of Exchange, as applicable, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement has been duly and validly approved and authorized by the Purchaser, and no other actions or proceedings on the part of the Purchaser are necessary to authorize this Agreement, the Articles of Exchange and the transactions contemplated hereby and thereby. The Purchaser has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and performance of this Agreement and the issuance and cancellation of stock contemplated hereby have been authorized by the board of directors of the Purchaser.

5.4.  SEC Reports; Financial Statements. Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by Purchaser under the Securities Act of 1933, as amended, (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) including pursuant to Section 13(a) or 15(d) thereof, for the period since the effective date of the Purchaser’s S-1 registration statement on May 13, 2013 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of the Closing Date, the SEC Reports, as amended, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Purchaser included in the SEC Reports (the “Purchaser Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP (except (i) as may be otherwise indicated in the Purchaser Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Purchaser on a consolidated basis as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

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5.5.  Liabilities. There are no material liabilities of Purchaser, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of Purchaser, its agents or servants occurring prior to the period covered by the Purchaser Financial Statements which are not disclosed by or reflected in the Purchaser Financial Statements. To the knowledge of Purchaser, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of Purchaser.

5.6.  Litigation. To the best knowledge and reasonable belief of the Purchaser, there are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving the Purchaser or its assets, properties, or business, nor does the Purchaser know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of the Purchaser is a party adverse to the Purchaser has a material interest adverse to the Purchaser.

5.7.  Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by the Purchaser, and there are no unpaid taxes which are, or could become a lien on the properties and assets of the Purchaser, except as provided for in the financial statements of the Purchaser, or have been incurred in the normal course of business of the Purchaser since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued. There are no disputes as to taxes of any nature payable by the Purchaser.

5.8.  Hazardous Materials. No hazardous material has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released, or disposed of on or under any real property currently or previously owned or leased by the Purchaser.

5.9.  Legality of Shares to be Issued. The shares of common stock and preferred stock of the Purchaser to be issued by the Purchaser pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by the Purchaser and will be fully paid and nonassessable.

5.10.  Labor Relations. No material labor dispute exists or is imminent with respect to any of the current or former employees of Purchaser. Purchaser is in material compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have or cause a material adverse effect. There are no obligations or commitments for current, past, or future compensation or reimbursement payable to any party by Purchaser.

5.11.  Accuracy of All Statements Made by the Purchaser. No representation or warranty by the Purchaser or Gladky in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by the Purchaser or Gladky pursuant to this Agreement, nor any document or certificate delivered to the Private Company, the Common Shareholders or the Preferred Shareholder pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statements contained therein not misleading.

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6.          Covenants of the Parties.

6.1.  Access to Information.

a. The Purchaser and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of the Private Company, and the Private Company shall furnish or cause to be furnished to the Purchaser and its authorized representatives all information with respect to its affairs and business as the Purchaser may reasonably request. The Purchaser shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to the Purchaser; (ii) becomes part of the public domain after disclosure through no fault of the Purchaser; (iii) is known to the Purchaser or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of the Private Company. In the event this Agreement is terminated prior to Closing, the Purchaser shall, upon the written request of the Private Company, promptly return all copies of all documentation and information provided by the Private Company hereunder.

b.  The Private Company and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of the Purchaser, and the Purchaser shall furnish or cause to be furnished to the Private Company and its authorized representatives all information with respect to its affairs and business the Private Company may reasonably request. The Private Company shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to the Private Company; (ii) becomes part of the public domain after disclosure through no fault of the Private Company; (iii) is known to the Private Company or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of the Purchaser. In the event this Agreement is terminated prior to Closing, the Private Company shall, upon the written request of the Purchaser, promptly return all copies of all documentation and information provided by the Purchaser hereunder.

6.2.  Actions Prior to Closing. From and after the date of this Agreement and until the Closing Date:

a. The Purchaser and the Private Company shall each carry on its business diligently and substantially in the same manner as heretofore, and neither party shall make or institute any unusual or novel methods of purchase, sale, management, accounting or operation.

b.  Neither the Purchaser nor the Private Company shall enter into any contract or commitment, or engage in any transaction not in the usual and ordinary course of business and consistent with its business practices.

c. Neither the Purchaser nor the Private Company shall amend its articles of incorporation or bylaws or make any changes in authorized or issued capital stock, except as provided in this Agreement.

d.  The Purchaser and the Private Company shall each use its best efforts (without making any commitments on behalf of the company) to preserve its business organization intact.

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e. Neither the Purchaser nor the Private Company shall do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment, or obligation of such party.

f. The Purchaser and the Private Company shall each duly comply with all applicable laws as may be required for the valid and effective issuance or transfer of stock contemplated by this Agreement.

g. Neither the Purchaser nor the Private Company shall sell or dispose of any property or assets, except products sold in the ordinary course of business or as provided in this Agreement.

h.  The Purchaser and the Private Company shall each promptly notify the other of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted, or commenced against it, its officers or directors involving in any way the business, properties, or assets of such party.

6.3.  Shareholders’ Approval. The Private Company shall promptly submit this Agreement and the transactions contemplated hereby for the approval of its stockholders by majority written consent or at a meeting of stockholders and, subject to the fiduciary duties of the Board of Directors of the Private Company under applicable law, shall use its best efforts to obtain stockholder approval and adoption of this Agreement and the transactions contemplated hereby. The Purchaser shall promptly submit this Agreement, the Exchange Transaction, and the Amended and Restated Articles for the approval of its stockholders by majority written consent or at a meeting of stockholders.

6.4.  No Covenant as to Tax or Accounting Consequences. It is expressly understood and agreed that no party hereto, or its officers or agents has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.

6.5.  Indemnification.

a. The Private Company, the Common Shareholders, and the Preferred Shareholder, severally and not jointly, shall indemnify Purchaser and Gladky for any loss, cost, expense, or other damage (including, without limitation, attorneys’ fees and expenses) suffered by Purchaser or Gladky resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty, or covenant made by the Private Company, Common Shareholders, or the Preferred Shareholder herein, and any claims arising from the operations of the Private Company prior to the Closing Date.

b.  Purchaser and Gladky, severally and not jointly, shall indemnify and hold the Private Company, the Common Shareholders, and the Preferred Shareholder harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys’ fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by Purchaser or Gladky herein, and any claims arising from the operations of Purchaser prior to the Closing Date.

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c. The indemnity agreement contained herein shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party and shall survive the consummation of the transactions contemplated by this Agreement.

6.6.  Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall bear his or its own respective expenses incurred in connection with the negotiation and preparation of this Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this Agreement.

6.7.  Cancellation of Agreements. Prior to Closing the Purchaser shall effect the cancellation of the Grazing Lease Agreement dated January 22, 2013, and the oral agreement dated March 26, 2013, entered into with Thomas Casidy to use a property in County Sligo, Ireland.

6.8.  Further Actions. Each of the parties hereto shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement. In particular, it is anticipated that immediately following Closing, the new board of directors of the Purchaser will authorize a change auditors and transfer agent for Purchaser. Gladky shall assist the Purchaser in effecting these changes to the extent reasonably requested.

7.          General Release by Gladky. For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Gladky has remised, released, and forever discharged, and by these presents does for himself, his heirs, executors, administrators, and assigns, remise, release, and forever discharge, Purchaser, its officers, directors, employees, counsel, subsidiaries, parents, successors, and assigns (the “Released Party”), of and from all and any manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, and demands whatsoever, in law or in equity, which against the said Released Party Gladky ever had, now has, or which Gladky's heirs, executors, or administrators, hereafter can, shall, or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Closing Date. In connection with the foregoing release, Gladky hereby represents and warrants that no person over whom or over which he has control, with whom he has a family relationship, with whom or with which he has a material relationship, or any associate of his, is owed any money by Purchaser, has any cause of action or claim against the Purchaser, or otherwise has any contractual agreement, arrangement, or other relationship with the Purchaser.

8.          Conditions Precedent to the Purchaser’s Obligations. Each and every obligation of the Purchaser and Gladky to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

8.1.  Truth of Representations and Warranties. The representations and warranties made by the Private Company, the Common Shareholders, and the Preferred Shareholder in this Agreement or given on their behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

8.2.  Performance of Obligations and Covenants. The Private Company, the Common Shareholders and the Preferred Shareholder shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.

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8.3.  Officer’s Certificate. The Purchaser shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to the Purchaser), executed by an executive officer of the Private Company, certifying to the fulfillment of the conditions specified in subsections 8.1 and 8.2 hereof.

8.4.  No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

8.5.  No Material Adverse Change. As of the Closing Date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of the Private Company to conduct its business or the earning power thereof on the same basis as in the past.

8.6.  Shareholders’ Approval. The holders of not less than a majority of the outstanding common stock of the Private Company shall have voted for authorization and approval of this Agreement and the transactions contemplated hereby.

9.          Conditions Precedent to Obligations of the Private Company and the Shareholders. Each and every obligation of the Private Company and the Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

9.1.  Truth of Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

9.2.  Performance of Obligations and Covenants. The Purchaser shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

9.3.  Officer’s Certificate. The Private Company shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to the Private Company), executed by an executive officer of the Purchaser, certifying to the fulfillment of the conditions specified in subsections 9.1 and 9.2 hereof.

9.4.  No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

9.5.  No Material Adverse Change. As of the Closing Date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of the Purchaser to conduct its business.

9.6.  No Liabilities. As of the Closing Date the Purchaser shall not have aggregate liabilities in excess of $100.

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10.          Securities Law Representations of the Common Shareholders and the Preferred Shareholder. Each of the Common Shareholders and the Preferred Shareholder (individually a “Shareholder”), for himself or itself, and not for any other party, represents and warrants to the Purchaser as set forth below. These representations and warranties are made as an inducement for the Purchaser to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Purchaser would not be a party hereto.

10.1.  Restricted Securities. The Shareholder is aware that the common and preferred shares issued to him or it will not have been registered pursuant to the Securities Act, or any state securities act, and thus will be restricted securities as defined in Rule 144 promulgated by the SEC. In addition, because the Purchaser is or has been a shell company as defined in Rule 144(i), the shares being issued to the Shareholder shall be subject to the limitations of such provision which limit reliance on Rule 144 for public resale of such shares for a period of at least one year. Therefore, under current interpretations and applicable rules, the Shareholder will be required to retain such shares for a period of at least one year or longer and at the expiration of such period his or its sales may be confined to brokerage transactions of limited amounts requiring certain notification filings with the SEC and such disposition may be available only if the issuer is current in its filings with the SEC under the Exchange Act or other public disclosure requirements.

10.2.  Nature of Purchasers. The Preferred Shareholder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the SEC. Each of the Common Shareholders has sufficient knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment in the shares of Purchaser’s common stock as provided in this Agreement.

10.3.  Non-distributive Intent. The Shareholder covenants and warrants that the shares received are acquired for his or its own account and not with the present view towards the distribution thereof and he or it will not dispose of such shares except (i) pursuant to an effective registration statement under the Securities Act, or (ii) in any other transaction which, in the opinion of counsel acceptable to the issuer, is exempt from registration under the Securities Act, or the rules and regulations of the SEC thereunder. In order to effectuate the covenants of this subsection, an appropriate legend will be placed upon each of the certificates of common and preferred stock issued pursuant to this Agreement, and stop transfer instructions shall be placed with the transfer agent for the securities.

10.4.  Information. The Shareholder has been furnished (i) with all requested materials relating to the business, finances, and operations of the Purchaser and the Private Company; (ii) with information deemed material to making an informed investment decision; and (iii) with additional requested information necessary to verify the accuracy of any documents furnished to the Shareholder by the Purchaser or the Private Company. Such person has been afforded the opportunity to ask questions of the Purchaser and the Private Company and the management of each and to receive answers concerning the terms and conditions of the Exchange Transaction.

10.5.  Documents. The Shareholder has received copies of the following documents a reasonable time prior to the Closing to permit the Shareholder sufficient time to read and reasonably evaluate such documents: (i) the Purchaser’s annual report on Form 10-K, as amended, for the year ended December 31, 2013 (the “Annual Report”); (ii) each report or other document filed by the Purchaser with the SEC since the filing of the Annual Report; (iii) the draft of the report on Form 8-K to be filed by the Purchaser upon the Closing, including the information required pursuant to Item 2.01(f) of Form 8-K, audited financial statements of the Private Company for the years ended December 31, 2013 and 2012, and pro forma information required pursuant to Item 9.01(b) of Form 8-K. Such person has relied upon the information contained therein and has not been furnished any other documents, literature, memorandum, or prospectus.

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11.          Termination. This Agreement may be terminated by any of the Purchaser, Gladky, the Private Company, the Common Shareholders, or the Preferred Shareholder by notice to the others if, (i) at any time prior to the Closing Date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its or their obligations to consummate the transactions contemplated by this Agreement incapable of fulfillment, or (ii) at close of business on April 21, 2014, if the Closing shall not have occurred. Following termination of this Agreement no party shall have liability to another party relating to such termination, other than any liability resulting from the breach of this Agreement by a party prior to the date of termination.

12.        Miscellaneous.

12.1Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing (including electronic format) and shall be effective (i) upon delivery in person (including by reputable express courier service) at the address set forth below; (ii) upon delivery by facsimile (as verified by a printout showing satisfactory transmission) at the facsimile number designated below (if sent on a business day during normal business hours where such notice is to be received and if not, on the first business day following such delivery where such notice is to be received); (iii) by electronic mail (as verified by a printout showing satisfactory transmission) at the electronic mail address set forth below (if sent on a business day during normal business hours where such notice is to be received and if not, on the first business day following such delivery where such notice is to be received); or (iv) upon three business days after mailing with the United States Postal Service if mailed from and to a location within the continental United States by registered or certified mail, return receipt requested, addressed to the address set forth below. Any party hereto may from time to time change its physical or electronic address or facsimile number for notices by giving notice of such changed address or number to the other party hereto in accordance herewith.

If to Purchaser or Glady at:	Balius Corp.
38 Sea View Park
Cliffoney, Co. Sligo, Ireland
Attention: Vitaliy Gladky, President
Facsimile No.:
Email Address:

With a copy (which shall not constitute notice) to:	Eric P. Littman, Esq.
Eric P. Littman, P.A.
7695 S.W. 104th Street
Offices at Pinecrest
Suite 210
Miami, FL33156
Facsimile No.: (305) 668-0003
Email Address: littmanlaw@gmail.com

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If to Private Company or Common Shareholders at:	Apptigo Inc.
61 Venetian Way
Suite 33B
Miami Beach, FL 33133
Attention: David Steinberg, President
Facsimile No.:
Email Address: david@apptigo.com

With a copy (which shall not constitute notice) to:	Ronald N. Vance, Esq.
The Law Office of Ronald N. Vance & Associates, P.C.
1656 Reunion Avenue
Suite 250
South Jordan, UT84095
Facsimile No.(801) 446-8803
Email Address:ron@vancelaw.us

If to Preferred Shareholder:	The Vantage Group Ltd.
1000 Quayside Terrace
Suite 1810
Miami, FL 33138
Attention:Lyle Hauser, President
Facsimile No.:
Email: lsh@vantagegroup.net

12.2.  Governing Law. This Agreement will be construed in accordance with, and governed by, the laws of the State of Florida (without giving effect to any choice or conflict of law provisions) as applied in contracts that are executed and performed entirely in the State of Florida.

12.3.  Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney’s fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by the statutes of the State of Florida.

12.4.  Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

12.5.  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

12.6.  Partial Invalidity. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

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12.7.  Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, letters of intent, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

12.8.  Interpretation of Agreement. This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

12.9.  Survival of Covenants, Etc. All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied.

12.10.  Amendment. This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

12.11.  Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

12.12.  Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

12.13.  Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

12.14.  Exhibits. Each of the exhibits or schedules referenced in this Agreement is annexed hereto and is incorporated herein by this reference and expressly made a part hereof.

SIGNATURE PAGE FOLLOWS

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto executed the foregoing Agreement and Plan of Reorganization as of the day and year first above written.

PURCHASER:	Balius Corp.

By /s/ Vitaliy Gladky
Vitaliy Gladky, President

/s/ Vitaliy Gladky
Vitaliy Gladky, Individually

PRIVATE COMPANY:	Apptigo Inc.

By/s/ David Steinberg
David Steinberg, President

COMMON SHAREHOLDERS:	/s/ David Steinberg
David Steinberg, Individually

/s/ Casey Cordes
Casey Cordes, Individually

PREFERRED SHAREHOLDER:	The Vantage Group Ltd.

By /s/ Lyle Hauser
Lyle Hauser, Chairman

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SCHEDULE A

TO THE

AGREEMENT AND PLAN OF REORGANIZATION

Name and Address of Shareholders	No. of Common Shares of Private Company to be Transferred	No. of Preferred Shares of Private Company to be Transferred	No. of Common Shares of Purchaser to be Issued	No. of Preferred Shares of Purchaser to be Issued
David Steinberg 61 Venetian Way Suite 33B Miami Beach, FL 33133	37,500	0	2,450,000	0
Casey Cordes 61 Venetian Way Suite 33B Miami Beach, FL 33133	37,500	0	2,450,000	0
The Vantage Group Ltd. 1000 Quayside Terrace Suite 1810 Miami, FL 33138	0	145,000	0	145,000
TOTALS	75,000	145,000	4,900,000	145,000

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SCHEDULE B

TO THE

AGREEMENT AND PLAN OF REORGANIZATION

Name and Address of Investor	No. of Common Shares of Balius Purchased	Purchase Price for Shares
McGlothlin Holdings, Ltd. P.O. Box 590 Luling, TX 78648	400,000	$200,000
Anthony Ivankovich 1150 Michigan Avenue Willemette, IL 60091	400,000	200,000

TOTALS	800,000	$400,000

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EXHIBIT A

Amended and Restated Articles of Incorporation of Balius Corp.

[See Attached]

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EXHIBIT B

Certificate of Designations for the Series A Preferred Stock of Balius Corp.

[See Attached]

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